Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-107102 on Form S-8) pertaining to the Ispat International N.V. Global Stock Option Plan, of our report dated February 8, 2005, with respect to the Consolidated Financial Statements of Ispat Iscor Limited and subsidiaries for the year ended December 31, 2004, included in this annual report on Form 20-F/A of Mittal Steel Company N.V. for the year ended December 31, 2006.

Pretoria, South Africa

July 2, 2007

/s/ KPMG Inc.